Exhibit 10.52

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) is entered as of September 2, 2005 (“Effective Date”), by and between ArthroCare Corporation, a corporation organized under the laws of Delaware (“ArthroCare US”) and ArthroCare Corporation Cayman Islands, a corporation organized under the laws of the Cayman Islands (“ArthroCare Caymans”) collectively hereinafter referred to as “ArthroCare”), and Smith & Nephew, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as “Smith & Nephew”).

Recitals

WHEREAS, ArthroCare US and Smith & Nephew have been involved in the lawsuits of ArthroCare Corp. v. Smith & Nephew, Inc., Civil Action No. 01-504-SLR (D. Del.) and Smith & Nephew, Inc. v. ArthroCare Corp., Inc., Civil Action No. 03-2214-Ma (W. D. Tenn.) regarding the infringement or alleged infringement of certain patents by certain devices that use RF Energy (as defined below);

WHEREAS, ArthroCare US and Smith & Nephew are aware of the risks and expenses of further litigation, and wish to settle those lawsuits and avoid similar disputes between them in the future;

WHEREAS, ArthroCare has agreed to license Smith & Nephew to manufacture certain devices that use RF Energy;

WHEREAS, Smith & Nephew has agreed to license ArthroCare to manufacture certain devices that use RF Energy; and

WHEREAS, the parties desire to have ArthroCare manufacture certain devices that use RF Energy for Smith & Nephew;

NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1.

1.1 “Active Electrode” means a [*].

1.2 “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party. For the purpose of this Agreement, “control” means (a) the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting securities or any other equity interest of the subject entity entitled to vote in the election of directors (or in the election of persons performing functions similar to those performed by directors or otherwise the corresponding managing authority), or (b) at least a fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without such voting securities or equity interest, or (c) the direct or indirect possession of the power to direct the management, policies and general business activities of the subject entity; in each case (a), (b) or (c), only for so long as such control exists and provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3 “ArthroCare Asserted Claims” means claims 13, 17, and 54 of U.S. Patent No. 5,697,882 and claims 1, 3, 4, 11, 23, 26, 27, and 32 of U.S. Patent No. 6,224,592 as issued or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation.

1.4 “ArthroCare Licensed Arthroscopy Patents” means (a) all U.S. and foreign patents and patent applications issued or pending as of the Effective Date (b) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, that claim or derive any right of priority from any of the patents or patent applications included within subclause (a) above, but only to the extent that such patent applications and patents claim or derive such right of priority, (c) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, but only to the extent that such patents or applications cover a product or method of using a product that is also covered by a patent or patent application included within subclauses (a) and (b) above, and (d) with respect to all patents and patent applications included within subclauses (a), (b) and (c) above, only such patents and patent applications that (i) claim invention(s) having application(s) related to the Arthroscopy Field of Use or to an apparatus or method which can be used in the Arthroscopy Field of Use and (ii) are owned by ArthroCare or licensed to ArthroCare with a right to grant a sublicense to Smith & Nephew of the scope set forth in Sections 2.1 and 2.2 ,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

as applicable, of the Settlement and License Agreement and, if applicable, Section 7.2 of the Supply and Distribution Agreement, including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, reexaminations, renewals, extensions and all foreign counterparts of all of the foregoing. The ArthroCare Licensed Arthroscopy Patents specifically include all patents and patent applications listed in Exhibit A-L of the Settlement and License Agreement. ArthroCare believes that Exhibit A-L is a complete list of ArthroCare Licensed Arthroscopy Patents as of the Effective Date, and the parties agree that any omissions from Exhibit A-L will be deemed to be inadvertent and will not be deemed a material breach of this Agreement. ArthroCare agrees to correct any such omissions when discovered by appropriate amendment.

1.5 “ArthroCare Manufactured Products” means, collectively, Licensed OEM Products and Non-Licensed OEM Products.

1.6 “Arthroscopy Field of Use” means the use of RF Energy in arthroscopy, excluding [*].

1.7 “Bankruptcy Event” with respect to a party means such party becomes insolvent, or voluntary or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within one hundred twenty (120) days after the date of filing, or such party makes an assignment for the benefit of its creditors, or substantially all of the assets of such party are seized or attached and not released within one hundred twenty (120) days thereafter.

1.8 “Bipolar Products” means products using RF Energy having at least one Active Electrode and one Return Electrode in the same device, wherein [*].

1.9 “Confirmed Claim” means a claim that is confirmed as patentable within the meaning of 35 U.S.C. § 307 in the earlier of: (1) a notice of allowance issued by the USPTO allowing the claim in a form that is substantially identical to its form in the originally issued patent (or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation) within the meaning of 35 U.S.C. § 252; or (2) a reexamination certificate issued at the conclusion of reexamination or later upheld by the Board of Patent Appeals or the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Federal Circuit and which is substantially identical to a claim of the original patent (or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation) within the meaning of 35 U.S.C. § 252.

1.10 “Delaware Litigation” means ArthroCare Corp. v. Smith & Nephew, Inc., Civil Action No. 01-504-SLR (D. Del.).

1.11 “Delivery Date” means a date for which delivery of any ArthroCare Manufactured Products is requested in a purchase order in accordance with this Agreement.

1.12 “Distributed” means sold, placed, given, supplied, consigned or otherwise provided to any person or entity by a party regardless of whether the party receives any monetary or other compensation for such distribution. For example, without limitation, Distributed includes, but is not limited to, the placement or sale of any Licensed Products or ArthroCare Manufactured Products to physicians, clinics, hospitals or the like for testing or clinical use, the distribution of any samples of such products to physicians, distributors, hospitals or others, and the sale of any such products in combination with other products that are not Licensed Products or ArthroCare Manufactured Products regardless of the actual invoice price of such Licensed Products.

1.13 “Event of Default” has the meaning set forth in Section 8.2 of the Supply and Distribution Agreement.

1.14 “Failure to Supply” has the meaning set forth in Section 7.1 of the Supply and Distribution Agreement.

1.15 “FDA” means the United States Food and Drug Administration.

1.16 “Force Majeure Event” has the meaning set forth in Section 11.1 of the Supply and Distribution Agreement.

1.17 “Licensed Electromechanical Products” means Bipolar Products that [*], for use in the Arthroscopy Field of Use the manufacture, importation, use, sale or offer for sale of which falls within the scope of a Valid Claim of an ArthroCare Licensed Arthroscopy Patent. Initially, Licensed Electromechanical Products include the products listed in Exhibit B-L of the Settlement and License Agreement attached hereto. In addition, any future modifications, improvements and variations of the products listed in Exhibit B-L would be included as Licensed Electromechanical Products.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.18 “Licensed OEM Products” means Bipolar Products that are not Licensed Electromechanical Products for use in the Arthroscopy Field of Use the manufacture, importation, use, sale or offer for sale of which falls within the scope of a Valid Claim of an ArthroCare Licensed Arthroscopy Patent. Initially, Licensed OEM Products include the SAPHYRE Products. Any Bipolar Products developed by Smith & Nephew pursuant to Section 2.5(a) and (c) of the Supply and Distribution Agreement shall be included in Licensed OEM Products.

1.19 “Licensed Products” means, collectively, Licensed Electromechanical Products and Licensed OEM Products.

1.20 “Net Sales” means the invoice prices of Licensed Electromechanical Products and Licensed OEM Products Distributed by Smith & Nephew or any of its Affiliates to unaffiliated third parties (including sales or distribution made in connection with clinical trials unless exempt under 35 U.S.C. 271(e)(1)), less, to the extent included in such invoice price the total of: (a) ordinary and customary trade, quantity or cash discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns) actually given; (c) freight, postage, insurance, transportation and duties paid for and separately identified in the invoice or other documentation maintained in the ordinary course of business, and (d) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business, and government mandated discounts. In addition, if a Licensed Electromechanical Product or Licensed OEM Product is Distributed in combination with or as a component of other products (“Combination Product”), then the following shall be deducted from the invoice price of such Combination Product for purposes of calculating Net Sales: the amount resulting from the invoice price for such Combination Product multiplied by the fraction A/(A+B), where “A” is the gross selling price (“Gross Selling Price”) for the other product or component contained or used in such Combination Product when sold separately, and “B” is the Gross Selling Price for such Licensed Electromechanical Product or Licensed OEM Product, as the case may be, contained or used in such Combination Product when sold separately. In the event no such separate sales of products or components contained or used in such Combination Product are made by Smith & Nephew or any of its Affiliates, Net Sales for royalty determination of such Combination Product shall be as reasonably allocated by agreement of the parties between such Licensed Electromechanical Product or Licensed OEM Product, as the case may be, and such other product or component, based upon their relative commercial importance.

Net Sales also includes the fair market value of all other consideration received by Smith & Nephew or any of its Affiliates for any Licensed Electromechanical Products or Licensed OEM Products Distributed to unaffiliated third parties, whether such consideration is in cash, payment in kind, exchange or any other form.

Net Sales shall occur on the date Smith & Nephew or its Affiliates ship Licensed Electromechanical Products or Licensed OEM Products to unaffiliated third parties.

1.21 “Non-Licensed OEM Products” means collectively Sculptor Products, and such other products that are added to this Agreement pursuant to the provisions of Sections 2.5(b) and (d) of the Supply and Distribution Agreement.

1.22 “Regulatory Agency” means the regulatory agency or other governmental body in a country that regulates the sales and use of medical devices in a similar or equivalent function as the FDA in the United States. Any reference to a rule or requirement of the FDA in this Agreement shall refer, if the circumstances make it applicable, to the equivalent rule or requirement of any relevant Regulatory Agency.

1.23 “Return Electrode” means an electrode having a [*].

1.24 “RF Energy” means radio frequency energy operating at any frequency between[*].

1.25 “Saphyre Products” means Smith & Nephew’s line of products known as of the Effective Date as “Saphyre” and/or listed in the injunction in the Delaware Litigation as “Saphyre,” and any changes, modifications or improvements to those products without regard to the trademark under which the products are sold or marketed. A current listing of Smith & Nephew’s Saphyre products is included as Exhibit A-S of the Supply and Distribution Agreement.

1.26 “Sculptor Products” means Smith & Nephew’s line of products known as of the Effective Date as “Sculptor” and any changes, modifications or improvements to those products without regard to the trademark under which the products are sold or marketed. A current listing of Smith & Nephew’s Sculptor products is included as Exhibit B-S of the Supply and Distribution Agreement.

1.27 “Settlement and License Agreement” means the Settlement and License Agreement between ArthroCare and Smith & Nephew, dated of even date as the Effective Date of this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.28 “Subject ArthroCare Spine Products” means all products (a) made, used, imported or sold by or on behalf of ArthroCare or any of its Affiliates as of the Effective Date of this Agreement (“Current ArthroCare Spine Products”) solely for use in the Spine Field of Use, and (b) made, used, imported or sold by or on behalf of ArthroCare or any of its Affiliates after the Effective Date of this Agreement solely for use in the Spine Field of Use and that are not Materially Different (as defined herein) from the Current ArthroCare Spine Products. For purposes of this Agreement, “Materially Different” means any change to a Current ArthroCare Spine Product that is [*]. The following examples are only intended to assist the Parties and any arbitrator(s) under this Agreement in assessing whether a product is Materially Different. The examples are not intended to act as a limitation on the stated definition of “Materially Different”: By way of example only and not limitation, [*], would not be considered Materially Different. Initially, Current Subject ArthroCare Spine Products include the products listed in Exhibit C-L of the Settlement and License Agreement attached hereto.

1.29 “Smith & Nephew Subject Spine Patents” means (a) all U.S. and foreign patents and patent applications issued or pending as of the Effective Date (b) all U.S. and foreign patent applications filed after the Effective Date, and all patents issuing thereon, that claim or derive any right of priority from any of the patents or patent applications included within subclause (a) above, but only to the extent that such patent applications and patents derive such right of priority and (c) with respect to all patents and patent applications included within subclauses (a) and (b) above, only such patents and patent applications that (i) claim invention(s) having application(s) related to the Spine Field of Use or claiming an apparatus or method which can be used in the Spine Field of Use and (ii) are owned by Smith & Nephew or any of its Affiliates or licensed to Smith & Nephew or any of its Affiliates with a right to enforce, including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, reexaminations, renewals, extensions and all foreign counterparts of all of the foregoing. The Smith & Nephew Subject Spine Patents specifically include all patents and patent applications listed in Exhibit D-L of the Settlement and License Agreement. Smith & Nephew believes that Exhibit D-L is a complete list of Smith & Nephew Subject Spine Patents as of the Effective Date, and the parties agree that any omissions from Exhibit D-L will be deemed to be inadvertent and will not be deemed a material breach of this Agreement. Smith & Nephew agrees to correct any such omissions when discovered by appropriate amendment.

1.30 “Specifications” has the meaning set forth in Section 2.4 hereof.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.31 “Spine Field of Use” means the use of RF Energy for treatment of, or in the vicinity of, a disc within the spine.

1.32 “Tennessee Litigation” means Smith & Nephew, Inc. v. ArthroCare Corp., Inc., Civil Action No. 03-2214-Ma (W. D. Tenn.).

1.33 “Transition Period” means the time period during which ArthroCare and Smith & Nephew shall cooperate to bring ArthroCare’s manufacturing facilities for ArthroCare Manufactured Products to full capacity to meet the requirements of this Agreement and during which Smith & Nephew has the right to manufacture, or have manufactured, the Saphyre and Sculptor line of products pursuant to the terms and conditions set forth in Sections 2.1(c) and 2.2(b), respectively. As of the Effective Date, the Parties anticipate that this period shall be a [*] month period after the Effective Date. This time period may be extended by mutual written agreement of the Senior Vice President of Operations of ArthroCare and the Vice President of Operations of Smith & Nephew.

1.34 “Supply and Distribution Agreement” means the Supply and Distribution Agreement between ArthroCare and Smith & Nephew, dated of even date as the Effective Date of this Agreement.

1. 35 “USPTO” means the United States Patent and Trademark Office.

1.36 “Valid Claim” shall mean any claim in an issued patent included in ArthroCare Licensed Arthroscopy Patents (a) which has not expired or been held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that is unappealable or unappealed within the time allowed for appeal, (b) which has not been admitted to be invalid or unenforceable by ArthroCare through reissue proceedings or disclaimer, and (c) which has not been determined to be unpatentable or invalid in a final decision of the USPTO or other applicable patent office in a reexamination or reissue proceeding (or similar proceeding of a foreign patent office) that is unappealable or unappealed within the time allowed for appeal.

ARTICLE 2

ARTHROCARE LICENSE GRANTS

2.1 License Grant for Licensed Electromechanical Products. Subject to all of the terms and conditions of this Agreement and the Supply and Distribution Agreement (collectively “the Agreements”), ArthroCare

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(on behalf of itself and its Affiliates) grants to Smith & Nephew and its Affiliates, under ArthroCare’s and its Affiliates’ rights in the ArthroCare Licensed Arthroscopy Patents a non-exclusive, non-transferable, non-assignable (except as set forth in Section 13.3 below), worldwide license (with the right to sublicense Smith & Nephew’s Affiliates) to make, have made, use, import, export, market, sell, have sold, offer for sale and distribute solely in the Arthroscopy Field of Use the Licensed Electromechanical Products. The license granted under this Section 2.1 expressly includes the rights for customers of Smith & Nephew and its Affiliates to use, sell, have sold and offer for sale solely in the Arthroscopy Field of Use Licensed Electromechanical Products obtained from Smith & Nephew under and in accordance with this Agreement and the rights for officers, directors, employees, agents and distributors of Smith & Nephew and its Affiliates to use, sell, import, export, market, have sold, offer for sale and distribute solely in the Arthroscopy Field of Use Licensed Electromechanical Products obtained from or on behalf of Smith & Nephew under and in accordance with this Agreement.

2.2 License Grant to Distribute Licensed OEM Products. Subject to all of the terms and conditions of the Agreements, ArthroCare (on behalf of itself and its Affiliates) grants to Smith & Nephew and its Affiliates, under ArthroCare’s and its Affiliates’ rights in the ArthroCare Licensed Arthroscopy Patents a non-exclusive, non-transferable, non-assignable (except as set forth in Section 13.3 below), worldwide license (with the right to sublicense Smith & Nephew’s Affiliates) to use, import, export, market, sell, have sold, offer for sale and distribute solely in the Arthroscopy Field of Use the Licensed OEM Products that are manufactured by ArthroCare and purchased by Smith & Nephew or its Affiliates from ArthroCare under and in accordance with the Supply and Distribution Agreement. The license granted under this Section 2.2 expressly includes the rights for customers of Smith & Nephew and its Affiliates to use, sell, have sold and offer for sale solely in the Arthroscopy Field of Use Licensed OEM Products obtained from Smith & Nephew under and in accordance with this Agreement and the rights for officers, directors, employees, agents and distributors of Smith & Nephew and its Affiliates to use, sell, import, export, market, have sold, offer for sale and distribute solely in the Arthroscopy Field of Use Licensed OEM Products obtained from or on behalf of Smith & Nephew under and in accordance with this Agreement.

2.3 No Implied Rights. Nothing in the Agreements is or shall be construed as granting by implication, estoppel or otherwise any licenses or rights under any patents or other rights of ArthroCare or its Affiliates other than as expressly provided above in Sections 2.1, 2.2 of this Agreement and Section 7.2 of the Supply and Distribution Agreement, regardless of whether such patents or other rights are dominant or subordinate to any ArthroCare Licensed Arthroscopy Patents.

ARTICLE 3

SMITH & NEPHEW LICENSE GRANT

3.1 License Grant for Subject ArthroCare Spine Products. In partial consideration for the licenses, rights and releases granted by ArthroCare to Smith & Nephew under the Agreements, subject to all of the terms and conditions of the Agreements, Smith & Nephew (on behalf of itself and its Affiliates) grants to ArthroCare and its Affiliates, under Smith & Nephew’s and its Affiliates’ rights in the Smith & Nephew Subject Spine Patents a non-exclusive, non-transferable, non-assignable (except as set forth in Section 13.3 below), worldwide, [*] license (with the right to sublicense ArthroCare’s Affiliates) to make, have made, use, import, export, market, sell, have sold, offer for sale, and distribute solely in the Spine Field of Use the Subject ArthroCare Spine Products The license granted under this Section 3.1 expressly includes the rights for customers of ArthroCare and its Affiliates to use, sell, have sold and offer for sale solely in the Spine Field of Use Subject ArthroCare Spine Products obtained from ArthroCare under and in accordance with this Agreement and the rights for officers, directors, employees, agents and distributors of ArthroCare to use, sell, import, export, market, have sold, offer for sale and distribute solely in the Spine Field of Use Subject ArthroCare Spine Products obtained from or on behalf of ArthroCare under and in accordance with this Agreement.

3.2 No Implied Rights. Nothing in the Agreements is or shall be construed as granting by implication, estoppel or otherwise any licenses or rights under any patents or other rights of Smith & Nephew or its Affiliates other than as expressly provided above in Section 3.1, regardless of whether such patents or other rights are dominant or subordinate to any Smith & Nephew Subject Spine Patents.

ARTICLE 4

PAYMENTS

4.1 Settlement Fee(s). In partial consideration for the dismissal of litigation in Article 6 and [*], Smith & Nephew agrees to pay to ArthroCare the following fees by wire transfer to an account designated by ArthroCare in writing.

(a) Initial Fee. Within [*] business days after the Effective Date of this Agreement Smith & Nephew shall pay to ArthroCare a non-refundable, non-creditable fee of [*].

(b) First Payment Fee. If this Agreement is still in force as of the [*] anniversary of the Effective Date, then Smith & Nephew shall pay to ArthroCare a non-refundable, non-creditable fee [*], not later than fifteen (15) business days after such [*] anniversary of the Effective Date.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Second Payment Fee. If this Agreement is still in force as of the [*] anniversary of the Effective Date, then Smith & Nephew shall pay to ArthroCare a non-refundable, non-creditable fee of [*], not later than fifteen (15) business days after [*] anniversary of the Effective Date.

(d) [*] Contingent [*]. If this Agreement is still in force as of the earlier of the date of [*] confirming that any [*] in the [*] is a [*] or the date of a [*] indicating that any [*] in the [*] has been [*]in a form that is “substantially identical” to its form in the [*] (or [*] issued prior to the commencement of the Delaware Litigation) within the meaning [*], Smith & Nephew shall [*] ArthroCare not later than fifteen (15) business days after the date that ArthroCare gives written notice to Smith & Nephew of such [*] the sum of either (i) [*] if the [*] Contingent [*]of Section 4.1(e) hereof has already been [*], or (ii) [*] if the [*] Contingent of Section 4.1(e) hereof has not already been [*]; however, if Smith & Nephew makes any such [*] prior to [*], and all [*] of the [*] that had been [*]in a form that is “substantially identical” to its form in the [*] (or [*] issued prior to the commencement of the Delaware Litigation) within the meaning of [*] are thereafter [*], then ArthroCare will [*] within fifteen (15) business days of such [*] unless and until any such [*] of the [*] thereafter becomes a [*] by [*] in which case Smith & Nephew shall [*].

(e) [*] Contingent [*]. If this Agreement is still in force as of the earlier of the date of [*] confirming that any [*] in the pending [*] is a [*] or the date of a written action from [*] indicating that any [*] in the pending [*] has been allowed in a form that is “substantially identical” to its form in the [*] (or [*] issued prior to the commencement of the Delaware Litigation) within the meaning of [*], and providing that the [*] Contingent [*]of Section 4.1(d) hereof has not already [*], Smith & Nephew shall [*] ArthroCare the [*] not later than fifteen (15) business days after the date that ArthroCare gives written notice to Smith & Nephew of such [*] or written action indicating [*]; however, if Smith & Nephew makes any such payment prior to [*], and all [*] of the [*] that had been allowed in a form that is “substantially identical” to its form in the [*] (or as amended in a [*] issued prior to the commencement of the Delaware Litigation) within the meaning of [*] are thereafter rejected or amended, then ArthroCare will [*] within fifteen (15) business days of such [*] unless and until [*] of the [*] thereafter becomes a [*] by [*] in which case Smith & Nephew shall [*].

4.2 Royalties.

(a) In addition to the Settlement Fee(s) set forth in Section 4.1 above, as applicable, and in consideration of the licenses and other rights granted to Smith & Nephew under this Agreement, Smith & Nephew agrees to pay ArthroCare and ArthroCare agrees to accept royalties equal to the following (collectively, “Royalties”):

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) [*] of the Net Sales of all Licensed Electromechanical Products, occurring after the Effective Date, which are sold within the United States;

(ii) [*] of the Net Sales of all Licensed Electromechanical Products, occurring after the Effective Date, which are sold outside the United States; and

(iii) [*] of the Net Sales of all Licensed OEM Products, occurring after the Effective Date, which are sold within the United States.

(b) Notwithstanding the provisions of Section 4.2(a) above, if the portion of any such royalty that Smith & Nephew pays to ArthroCare under this Settlement and License Agreement which ArthroCare is [*] under the [*] between [*] is reduced or eliminated after the Effective Date for any reason, then the royalty charged by ArthroCare under Section 4.2(a)(iii) only shall be reduced such that ArthroCare receives [*] Net Sales payable under Section 4.2(a)(iii) hereof.

(c) Payments of Royalties by Smith & Nephew to ArthroCare under this Agreement (i) for Licensed Electromechanical Products and (ii) Licensed OEM Products shall be made on a calendar quarterly basis not later than forty-five (45) days after the end of the applicable calendar quarter.

4.3 No more than one royalty shall be payable on the sale of any one Licensed Electromechanical Product or Licensed OEM Product, irrespective of the number of Valid Claims of ArthroCare Licensed Arthroscopy Patents which cover such product.

4.4 Reports. All payments of Royalties by Smith & Nephew to ArthroCare under this Agreement shall be accompanied by a written report as further specified in Section 5.2 below.

4.5 Payment in U.S. Dollars. All payments by Smith & Nephew to ArthroCare under this Agreement, including, without limitation, the Settlement Fee(s) and the Royalties shall be paid in U.S. dollars in the United States. In the event Smith & Nephew receives payment for Licensed Electromechanical Products or Licensed OEM Products in a currency other than U.S. dollars, the payment payable by Smith & Nephew to ArthroCare shall be computed using the same rate of exchange used by Smith & Nephew (or its parent company, Smith & Nephew PLC) to calculate the U.S. revenue that Smith & Nephew (or its parent company, Smith & Nephew PLC) reports, or would report, to the U.S. Securities and Exchange Commission (“SEC”) for such payments.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6 Place for Payment. All payments by Smith & Nephew to ArthroCare under this Agreement shall be made payable to ArthroCare Corporation and, as instructed by ArthroCare, shall be (a) paid by wire transfer to an account designated by ArthroCare in writing or (b) paid by check sent to the following address: ArthroCare Corporation, Attn. Fernando Sanchez, Chief Financial Officer, ArthroCare Corporation, 111 Congress Avenue, Suite 510, Austin, Texas 78701-3900 or to such other individual or address as ArthroCare provides Smith & Nephew in writing pursuant to Section 13.2 hereof.

ARTICLE 5

RECORD KEEPING, REPORTS AND AUDITS

5.1 During the term of this Agreement and for three (3) years thereafter (“Audit Period”), Smith & Nephew shall keep (and shall cause its Affiliates to keep) accurate books and records of all Licensed Products Distributed by Smith & Nephew and its Affiliates, all Net Sales of Licensed Products by Smith & Nephew and its Affiliates and all payments due ArthroCare under this Agreement.

5.2 Smith & Nephew shall deliver to ArthroCare written reports of Smith & Nephew’s and its Affiliates’ Net Sales of the Licensed Electromechanical Products and Licensed OEM Products during each calendar quarter on or before the forty-fifth (45th) day following the end of such calendar quarter. Such report shall include the number of units of Licensed Electromechanical Products and Licensed OEM Products Distributed by Smith & Nephew and its Affiliates during the applicable reporting period [*] and shall be accompanied by the total Royalties due to ArthroCare under this Agreement for such reported calendar quarter. If no Royalties are due under this Agreement with respect to Licensed Electromechanical Products and/or Licensed OEM Products in any calendar quarter, Smith & Nephew shall so indicate in such written report.

5.3 During the Audit Period, ArthroCare shall have the right to inspect the books and records of Smith & Nephew (and Smith & Nephew shall cause its Affiliates to allow ArthroCare to inspect the books and records of its Affiliates) using an independent certified public accountant designated by ArthroCare and approved by Smith & Nephew (which approval shall not be unreasonably withheld or delayed), upon reasonable, prior written notice to Smith & Nephew (or its Affiliate(s), as applicable) (not less than thirty (30) days in advance) and during reasonable business hours, for the purpose of verifying any reports, information and/or payments provided or due under this Agreement, any amounts of overpayments or underpayments, and verifying Smith & Nephew’s (and its Affiliates’, as applicable) compliance with the material terms and conditions of this Agreement relating to such payments. This inspection right may not be exercised more than once during any calendar year.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Such independent certified public accountant should be required to sign a confidentiality agreement reasonably acceptable to Smith & Nephew before inspecting said books and records and any information reported to ArthroCare by said independent certified public accountant shall be limited to the accuracy of the payments and reports made and due hereunder. Smith & Nephew shall promptly pay ArthroCare any delinquent Royalties with interest thereon at [*]. The fees and expenses of such inspection/audit shall be borne by ArthroCare, except that if an underpayment in Royalties of more than [*] of the total Royalties due to ArthroCare hereunder for any calendar quarter is discovered, then all such fees and expenses shall be borne by Smith & Nephew.

ARTICLE 6

SETTLEMENT AND DISMISSAL OF LITIGATION

6.1 Delaware Litigation. With respect to the Delaware Litigation, (a) Smith & Nephew agrees to promptly dismiss with prejudice Smith & Nephew’s antitrust counterclaim in the district court, and (b) ArthroCare agrees (i) to promptly dismiss with prejudice ArthroCare’s claims for damages and willful infringement in the district court and (ii) to forego any further review by the U.S. Supreme Court of the Federal Circuit’s decision. To effectuate this provision, Smith & Nephew and ArthroCare or their respective counsel will sign a Consent Judgment and Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit E-L (“Consent Judgment”) within two (2) court days after the Effective Date of this Agreement. Smith & Nephew and ArthroCare shall, immediately upon execution of such Consent Judgment, provide ArthroCare’s outside counsel with copies of such executed Consent Judgment, and ArthroCare shall instruct its outside counsel to hold such executed copies until the Initial Fee set forth in Section 4.1(a) has been received by ArthroCare. After the Initial Fee has been received by ArthroCare, ArthroCare’s outside counsel shall promptly (and, in no event, no later than three (3) court days after ArthroCare’s receipt of the Initial Fee) file such executed Consent Judgment in the District of Delaware for entry.

6.2 Tennessee Litigation. With respect to the Tennessee Litigation, (a) Smith & Nephew agrees to promptly dismiss without prejudice all of Smith & Nephew’s claims and (b) ArthroCare agrees to promptly dismiss without prejudice all of ArthroCare’s counterclaims. To effectuate this provision, within two (2) business days from the Effective Date of this Agreement, ArthroCare shall cause its outside counsel in the Tennessee Litigation to sign an original Consent Order Dismissing Action Without Prejudice in the form attached hereto as Exhibit F-L, and deliver such signed order to Smith & Nephew’s outside counsel in the Tennessee Litigation, who shall hold such order until the Dismissal Papers set forth in Section 6.1 have been filed. When the Dismissal Papers set forth in Section 6.1 have been filed, Smith & Nephew’s outside counsel in the Tennessee Litigation shall, within three (3) court days, deliver or file such Consent Order with the Western District of Tennessee, Western Division, for entry.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3 Smith & Nephew hereby acknowledges the validity and enforceability of the ArthroCare Asserted Claims. Smith & Nephew agrees [*] (b) that the use, importation or sale in the United States of Smith & Nephew’s Saphyre, Control RF and ElectroBlade products listed in Exhibit G-L infringes the ArthroCare Asserted Claims as set forth in Exhibit G-L or (c) [*], but (i) only for so long as the ArthroCare Asserted Claims remain in force and are “substantially identical” to the claims as originally issued (or as amended in a Certificate of Correction issued prior to the commencement of the Delaware Litigation) within the meaning of 35 U.S.C. § 252, and as of the conclusion of the applicable reexamination, only for ArthroCare Asserted Claims that are Confirmed Claims in a reexamination certificate issued by the USPTO or in the event that any of those ArthroCare Asserted Claims are held unpatentable in the applicable reexamination only for those claims that are subsequently allowed as Confirmed Claims by the Board of Patent Appeals or the Federal Circuit, and (ii) only to the extent that those Asserted Claims are not asserted against any Smith & Nephew product for use outside of the Arthroscopy Field of Use. [*].

6.5 Smith & Nephew shall be under no obligation to withdraw any reexamination requests filed as of April 30, 2003, against any of the ArthroCare Licensed Arthroscopy Patents at issue in the Delaware Litigation (“Pending Reexaminations”), provided that Smith & Nephew [*] with respect to any of the Pending Reexaminations and (b) any final result of such Pending Reexaminations shall have no effect whatsoever on the terms and conditions of this Agreement, except with respect to the Reexamination Contingent Fee of Section 4.1(d) and Section 4.1(e) and as otherwise provided herein.

6.6 Each party, on its own behalf and on behalf of its Affiliates, heirs, executors, administrators, successors, agents and assigns, hereby fully and without limitation absolutely and unconditionally releases and forever discharges the other party and its Affiliates and officers, directors, employees, agents, customers and distributors from any and all claims, demands or liabilities, whether liquidated or unliquidated, absolute or contingent, known or unknown which such party may have, or now claim to have against the other party, or in the future may have or claims to have against the other party, (a) that both (i) arose out of, were based upon or were related to the Delaware Litigation or the Tennessee Litigation and (ii) arose prior to the Effective Date of this Agreement, or (b) that relate to patent infringement arising from making, having made, using, selling, having sold, offering for sale or distributing the specific products in the Arthroscopy Field of Use listed in Exhibit H-L, or (c) any claims for damages relating to patent infringement arising from making, having made, using, selling, having sold, offering for sale or distributing (i) any Sculptor Product or other Non-Licensed OEM Product during the term of this Agreement and the Supply and Distribution Agreement that was under and in accordance with this Agreement and the Supply and Distribution or (ii) any Sculptor Product prior to the Effective Date .

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

It is agreed that ArthroCare is not releasing, has not released and does not intend to release Smith & Nephew or any of its Affiliates, or any of their respective officers, directors, employees, agents, customers or distributors from any claims, demands or liabilities relating to patent infringement by any product, device, or system that is made, have made, used, imported, exported, marketed, sold, have sold, offered for sale or distributed after the Effective Date with the exception of those specific products listed in Exhibit H-L. It is agreed that Smith & Nephew is not releasing, has not released and does not intend to release ArthroCare or any of its Affiliates, or any of their respective officers, directors, employees, agents, customers or distributors from any claims, demands or liabilities relating to patent infringement by any product, device, or system that is made, have made, used, imported, exported, marketed, sold, have sold, offered for sale or distributed after the Effective Date. Further, each party is aware of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

With full awareness and understanding of the above provision, each party hereby waives any right it may have under California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Enforcement.

(a) If either party becomes aware that any ArthroCare Licensed Arthroscopy Patents in the Arthroscopy Field of Use or any Smith & Nephew Subject Spine Patents in the Spine Field of Use is being or has been infringed by any third party, such party shall promptly notify the other party in writing.

(b) ArthroCare shall have the sole right (but not the obligation), in its sole discretion, to bring suit or take any other action (e.g., grant a license) to abate any infringement or misappropriation of the ArthroCare Licensed Arthroscopy Patents using counsel of its choice. If ArthroCare becomes aware of a [*] any [*] in the Arthroscopy Field of Use by [*] that would fall within the definition of either [*], either by receiving notice from Smith & Nephew or as a result of its own knowledge of the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

marketplace and subsequent diligent analysis of the potentially infringing product(s), and does not [*] or take any other [*] such [*]within [*] of determining in its opinion that such [*], then [*] under Section 4.2 hereof for either Licensed OEM Products or Licensed Electromechanical Products, as applicable, shall be [*]by [*] until the [*] or ArthroCare [*] against such [*] and [*] thereafter. For the purposes of this article, [*] shall mean a [*] one or more product(s) that [*] at least one [*], including by [*] for use in the Arthroscopy Field of Use amounting to (as can be reasonably determined from publicly available information, including third party market or sales estimations concerning the [*]) (i) [*] Licensed OEM Products or Licensed Electromechanical Products, respectively, reported during the immediately [*] during the [*] of this Agreement or (ii) [*] Licensed OEM Products or Licensed Electromechanical Products, respectively, reported during the [*] for the remainder of this Agreement. If, prior to the expiration of [*] from the date of ArthroCare’s determination of [*], ArthroCare obtains a [*] or [*], and [*], then the obligation of Smith & Nephew to [*]. ArthroCare shall bear all the expenses of any [*] and shall retain [*]. ArthroCare and Smith & Nephew shall both have the right to arbitrate, under the provisions of Article 12, any disagreement between the Parties under this Article 7, including, but not limited to, any disagreement over whether a [*] can be established. From the date one Party notifies the other it wishes to commence an arbitration proceeding or mediation under Article 12 until such time as the matter has been finally resolved, Smith & Nephew’s obligation [*]; however in the event that Smith & Nephew prevails in such mediation or arbitration, ArthroCare shall, within thirty (30) days, [*] or take any other action to [*], or the [*] from Smith & Nephew under [*] hereof for either Licensed OEM Products or Licensed Electromechanical Products, as applicable, shall be [*] until the [*] or ArthroCare [*] against such [*] and [*] thereafter. In addition, only one mediation or arbitration may be held for any suspected [*] under this Section 7 and any issues not raised in such mediation or arbitration shall be deemed waived as between the Parties.

(c) If ArthroCare grants a license to a third party under any of the ArthroCare Licensed Arthroscopy Patents that permits such third party to use, import, export, market, sell, have sold, offer for sale or distribute products on a Substantial Commercial Scale in the Arthroscopy Field of Use, whether in settlement of litigation or otherwise, then ArthroCare shall notify Smith & Nephew, and Section 7.1(b) shall no longer apply and Smith & Nephew’s obligation to pay royalties under this Agreement shall continue unabated; provided, however, that if ArthroCare grants a license or other settlement terms to any such third party [*], then ArthroCare shall promptly so notify Smith & Nephew and [*],.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Notwithstanding any other provision in this Agreement, ArthroCare shall not be required to [*].

(e) Smith & Nephew shall have the sole right (but not the obligation), in its sole discretion, to bring suit or take any other action (e.g., grant a license) to abate any infringement or misappropriation of any Smith & Nephew Subject Spine Patent using counsel of its choice. Whether or not Smith & Nephew takes any such action shall have no effect on ArthroCare’s rights or responsibilities under either this Agreement or the Supply and Distribution Agreement.

7.2 Patent Prosecution. As between the parties, ArthroCare shall be responsible for and control the prosecution of all patent applications included in the ArthroCare Licensed Arthroscopy Patents and the maintenance of all patents included in the ArthroCare Licensed Arthroscopy Patents, using patent counsel of its own choice. Prosecution and maintenance of all patents and patent applications included in the ArthroCare Licensed Arthroscopy Patents shall be in ArthroCare’s sole discretion and expense. As between the parties, Smith & Nephew shall be responsible for and control the prosecution of all patent applications included in the Smith & Nephew Subject Spine Patents and the maintenance of all patents included in the Smith & Nephew Subject Spine Patents, using patent counsel of its own choice. Prosecution and maintenance of all patents and patent applications included in the Smith & Nephew Subject Spine Patents shall be in Smith & Nephew’s sole discretion and expense.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Each party represents and warrants to the other party that it has all necessary corporate and other authorizations, consents and approvals that are necessary or required for such party to enter into this Agreement, which have been duly obtained.

8.2 Each party represents and warrants to the other party that the entering into of this Agreement by it shall not (a) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which it is a party or (c) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3 In addition to the representations and warranties in Sections 8.1 and 8.2, ArthroCare represents and warrants to Smith & Nephew that:

(a) ArthroCare has the right to grant the licenses to Smith & Nephew and its Affiliates granted under this Agreement; and

(b) ArthroCare has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or other third parties, whether written, oral or implied, which would be inconsistent with the licenses granted by ArthroCare under this Agreement;

(c) That it has obtained (or will obtain prior to delivery of any Subject ArthroCare Spine Products to any third party) all permits, licenses or authorizations from any applicable Regulatory Agency or other governmental entity necessary or required for the manufacture, use, importation, exportation, promotion, and sale of Subject ArthroCare Spine Products.

8.4 In addition to the representations and warranties in Sections 8.1 and 8.2, Smith & Nephew represents and warrants to ArthroCare that:

(a) Smith & Nephew has the right to grant the license to ArthroCare and its Affiliates granted under this Agreement;

(b) Smith & Nephew has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or other third parties, whether written, oral or implied, which would be inconsistent with the license granted by Smith & Nephew under this Agreement; and

(c) That it has obtained (or will obtain prior to delivery of any Licensed Products to any third party) all permits, licenses or authorizations from any applicable Regulatory Agency or other governmental entity necessary or required for the (i) manufacture, use, importation, exportation, promotion, and sale of Licensed Electromechanical Products and (ii) use, importation, exportation, promotion and sale of Licensed OEM Products.

ARTICLE 9

DISCLAIMER OF WARRANTIES

9.1 Nothing in this Agreement is or shall be construed as:

(a) A representation or warranty by either party as to the validity, enforceability or scope of any patent claim or patent within the ArthroCare Licensed Arthroscopy Patents (in the case of ArthroCare) or the Smith & Nephew Subject Spine Patents (in the case of Smith & Nephew);

(b) A representation or warranty by either party that anything made, used, imported, sold, or offered for sale or otherwise disposed of under the licenses granted by ArthroCare to Smith & Nephew hereunder or granted by Smith & Nephew to ArthroCare hereunder is or will be free from infringement of any intellectual property right of any third party;

(c) An obligation of either party to bring or prosecute any actions or suits against any third party for infringement of the ArthroCare Licensed Arthroscopy Patents or Smith & Nephew Subject Spine Patents, except to the extent set forth in Section 7.1(b); or

(d) Granting, by implication, estoppel, or otherwise, any licenses or rights by a party to the other party under any patents or other rights of such party or third parties other than as expressly provided in this Agreement, regardless of whether such patents or other rights are dominant or subordinate to any patents or patent applications included in the ArthroCare Licensed Arthroscopy Patents or Smith & Nephew Subject Spine Patents.

9.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ARTHROCARE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE ARTHROCARE LICENSED ARTHROSCOPY PATENTS OR LICENSED PRODUCTS, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ARTHROCARE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SMITH & NEPHEW MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE SMITH & NEPHEW SUBJECT SPINE PATENTS OR SUBJECT ARTHROCARE SPINE PRODUCTS, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SMITH & NEPHEW SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 10

LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT A CLAIM ARISES FROM THE WILLFUL MISCONDUCT OF A PARTY AGAINST WHOM THE OTHER PARTY MAKES A CLAIM, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS

AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (A) INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, (B) LOST PROFITS OR LOST BUSINESS OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, INTELLECTUAL PROPERTY OR SERVICES; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall commence as of the Effective Date and shall continue for a period of [*] thereafter, unless terminated earlier as provided in this Agreement (“Initial Term”). The Agreement shall automatically renew on the same terms and conditions set forth in this Agreement for successive renewal periods of [*] each (each, a “Renewal Term”), unless Smith & Nephew provides written notice to ArthroCare of its intent to terminate this Agreement at least [*] prior to the end of the Initial Term or then current Renewal Term. The obligation to pay royalties under Section 4.2 of this Agreement shall expire when the last patent included in the ArthroCare Licensed Arthroscopy Patents expires or is held invalid or unenforceable in a final decision that is not appealable or is not appealed within the time allowed for appeal.

11.2 Events of Default. The occurrence of any one or more of the following with respect to a party shall constitute an “Event of Default” by such party (“Defaulting Party”) under this Agreement:

(a) A party becomes the subject of a Bankruptcy Event; or

(b) A party commits a material breach of a material provision of this Agreement and fails to cure such material breach within [*] days after receiving written notice of such material breach from the non-breaching party, which notice shall set forth a detailed description of such material breach (without limiting the generality of the foregoing, the parties acknowledge and agree that failure by Smith & Nephew to timely pay to ArthroCare any amounts due and payable shall constitute a material breach).

11.3 Rights Upon an Event of Default.

(a) Upon the occurrence of an Event of Default pursuant to Section 11.2(a) the non-defaulting party may, in its sole discretion, terminate this Agreement upon written notice to the Defaulting Party.

(b) Upon the occurrence of an Event of a Default pursuant to Section 11.2(b), the non-defaulting party may, in its sole discretion, terminate this Agreement upon written notice to the Defaulting Party if the Defaulting Party has not cured such material breach within the relevant cure period set forth in Section 11.2(b). If, however, the Defaulting Party in good faith disagrees that it has committed an Event of Default

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

under Section 11.2(b), the Defaulting Party shall so notify the non-defaulting party promptly in writing and, in the event that the dispute is an ADR Resolvable Dispute in accordance with Article 12, either party may then initiate mediation and, if necessary, arbitration proceedings in accordance with Article 12 below in an effort to resolve the dispute as to whether the Defaulting Party has committed an Event of Default pursuant to Section 11.2(b) (“Event of Default Dispute”). From the date a party notifies the other party it wishes to initiate such mediation and, if necessary, arbitration proceedings until such time as the Event of Default Dispute has been finally settled through mediation or by arbitration, the running of the applicable cure period set forth in Section 11.2(b) with respect to the material breach that is the subject of the Event of Default Dispute shall be suspended. If it is finally determined through mediation or arbitration that the Defaulting Party has committed an Event of Default pursuant to Section 11.2(b), such suspension shall be lifted as of the date of such determination and the running of the applicable cure period shall continue from such date of determination (but shall not start anew). This Agreement will remain in full force and effect during any applicable cure period under Section 11.2(b) and during any mediation or arbitration in accordance with this Section 11.3, unless, during such cure period or mediation or arbitration, this Agreement expires or is otherwise terminated in accordance with terms and conditions of this Agreement for any reason other than the material breach that is the subject of the Event of Default Dispute.

11.4 Automatic Termination.

(a) The license granted in Section 2.2 of this Agreement for Licensed OEM Products shall, without any action or notice required by either party, automatically terminate upon the effective date of any termination or expiration of the Supply and Distribution Agreement; provided, however, that such license and all other provisions applying to such license grant shall not be terminated if a permanent license has been granted pursuant to the Failure to Supply provision of Article 7.1(c) of the Supply and Distribution Agreement.

(b) The expiration or termination of the Supply and Distribution Agreement shall have no effect on the license granted in Section 2.1 of this Agreement for Licensed Electromechanical Products.

11.5 Effect of Expiration or Termination.

(a) Unless otherwise agreed upon by the parties in writing, upon expiration or any termination of this Agreement:

(i) All license rights granted to Smith & Nephew hereunder shall immediately terminate, unless all of the ArthroCare Licensed Arthroscopy Patents have expired or lapsed, in which case the license rights shall become fully paid up and irrevocable;

(ii) Smith & Nephew shall be obligated to pay ArthroCare for all payments accrued through the effective date of expiration or termination; and

(iii) each party will immediately return to the other party any and all Confidential Information of such other party in its possession, custody or control in whatever form held (including all copies or embodiments thereof), or shall, at such other party’s written direction, destroy all such Confidential Information (including all copies or embodiments thereof) and certify its destruction in writing to such other party.

(b) Upon any termination (but not the expiration) of this Agreement, (i) Smith & Nephew shall, within [*] days after the effective date of such termination, notify ArthroCare in writing of the approximate amount of finished Licensed Products that Smith & Nephew and its Affiliates have in inventory and (ii) Smith & Nephew and its Affiliates shall have the right to sell such inventory of Licensed Products for a period of [*] after the effective date of such termination, subject to the terms and conditions of this Agreement (including, without limitation, the obligation to pay Royalties) (“Sell-Off Period”). At the end of the Sell-Off Period, Smith & Nephew shall destroy any and all remaining inventory of Licensed Products and provide ArthroCare with written certification of such destruction signed by an officer of Smith & Nephew.

11.6 No Liability for Termination. Neither party shall incur any liability whatsoever for any damages, loss or expenses of any kind suffered or incurred by the other party (or for any compensation to the other party) arising from or incident to any termination of this Agreement pursuant to Section 11.3 or 11.4 above, whether or not such party is aware of any such damages, loss or expenses.

11.7 Survival. In addition to payment obligations and the right to receive payments under this Agreement, the following provisions shall survive any expiration or termination of this Agreement: Sections 4.2, 4.3, 4.4, 4.5, 4.6, 5.1, 5.2, and 5.3 and Articles 1, 6, 8, 9, 10, 11, 12, 13.

ARTICLE 12

DISPUTE RESOLUTION

The parties hereby stipulate and agree that the Dispute Resolution Procedure of this Article shall be the sole and exclusive means for resolving disputes between them arising under [*] of the Supply and Distribution Agreement and [*] of the Settlement and License Agreement, [*] (“ADR Resolvable Disputes”); provided, however, [*] are not ADR Resolvable Disputes and must be resolved in a court of competent jurisdiction, unless the Parties stipulate to resolve such dispute by the provisions of this Dispute Resolution Article.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1 In the event that there is a dispute between the parties with respect to an ADR Resolvable Dispute, either party may invoke this Dispute Resolution Procedure (hereafter “the Notifying Party”) by written notice to the other (“Dispute Resolution Notice”). The Dispute Resolution Notice shall specify whether the Notifying Party is requesting mediation in the first instance, or instead is seeking to invoke its right to binding arbitration. Unless the Notifying Party has invoked its right to binding arbitration, the other Party (“Responding Party”) shall respond to the Notifying Party by written Notice within five (5) business days advising whether it agrees to mediation, or instead will invoke its right to binding arbitration.

12.2 If the parties agree to participate in mediation in the first instance, they shall engage in non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor (“CPR”) then in effect, except where those rules conflict with the provisions of this Article, in which case the provisions of this Article control. The parties shall agree upon the place of the mediation once the mediator is selected. The mediation shall be attended by a senior executive with authority to resolve the dispute from each of the parties.

12.3 The mediator shall be neutral, independent, disinterested and shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators and unless the parties otherwise agree, will be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR. In the event that the ADR Resolvable Dispute being mediated is a dispute concerning a patent or the application of any aspect of patent law, the mediator shall be a registered patent attorney or an experienced patent litigator each with at least ten (10) years of experience in resolving patent disputes, or has served as a judge. In the event that the ADR Resolvable Dispute being mediated is not a dispute concerning a patent, the mediator shall be either a lawyer who has specialized in business litigation with at least fifteen (15) years experience with a law firm of over twenty-five (25) lawyers or has served as a judge. The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, and if the parties still intend to mediate, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within seventy-two (72) hours of receiving the CPR list. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days after selection of the mediator (“Mediation Period”). If the dispute is not resolved within such time, unless the time is extended by written agreement of the parties, the Mediation Period will cease and the dispute will proceed to binding arbitration.

12.4 In the event there is a dispute between the parties with respect to an ADR Resolvable Dispute, unless the dispute is resolved by way of mediation as set forth in Sections 12.1 through 12.3 above, the parties agree to resolve such dispute using binding arbitration in accordance with the CPR (Center for Public Resources) Rules for Non-Administered Arbitration; however, if the CPR Rules differ from the provisions of this Article, the provisions of this Article control. The arbitration shall be conducted before a panel of three arbitrators (“the Tribunal”), of whom each party shall appoint one with the third chosen by the parties’ appointed arbitrators. In the event that the ADR Resolvable Dispute being arbitrated is a dispute concerning a patent or the application of any aspect of patent law, each arbitrator shall be a registered patent attorney or an experienced patent litigator each with at least ten (10) years of experience in resolving patent disputes. In the event that the dispute being arbitrated is not a dispute concerning a patent, each arbitrator shall be either a lawyer who has specialized in business litigation with at least fifteen (15) years experience with a law firm of over twenty-five (25) lawyers or has served as a judge.

12.5 The appointed arbitrators shall promptly confer in an effort to select the third arbitrator by mutual agreement. In the event the appointed arbitrators are unable to reach agreement on the selection of the third arbitrator within [*] after a party has commenced arbitration proceedings in accordance with this Article 12, CPR will select the third arbitrator. In so doing, CPR will allow three peremptory challenges for each side and appropriate strikes for reasons of conflict or other cause. The Tribunal shall then set a date for the hearing and commit to rendering the award within the time periods specified in Section 12.5 (Arbitration Period”). The Tribunal shall (a) provide for discovery according to the time limits set forth in Section 12.5, (b) determine the scope of and schedule for any discovery and (c) determine the nature and type of the submissions to the Tribunal. The Tribunal may hold one or more meetings or hearings at the Tribunal’s discretion. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible. The parties further agree that the procedures for discovery and the conduct of the arbitration hearing will result in the hearing being conducted within no more than [*] after selection of the Tribunal. The parties further agree that the Tribunal shall render the judgment and award within [*] after the conclusion of the hearing(s), or of any post-hearing briefing (which must be completed by both sides within [*] after the conclusion of the hearing). The decision of the Tribunal shall be rendered no less than [*] from the later of the conclusion of the hearing(s) or the conclusion of any post-hearing briefing. The arbitration proceedings and the results of the arbitration shall be confidential, unless disclosure is required by law or order of court or to enforce the arbitration award. The Tribunal shall issue appropriate protective orders to safeguard the parties’ confidential information. The Tribunal shall render its award following the laws of the State of Delaware except that the interpretation and enforcement of these arbitration provisions shall be governed by the Federal Arbitration Act. The arbitration shall be held in Boston, MA if ArthroCare is the Notifying Party and in Austin, TX if Smith & Nephew is the Notifying Party. A transcript of the evidence adduced at the hearing shall be made and shall be made available to either party on request at the requesting party’s expense.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.6 The Tribunal’s decision shall be limited to resolving the specific dispute presented, and shall only resolve ADR Resolvable Disputes. Each party to this Agreement hereby knowingly and voluntarily waives any claim to an award of an injunction, attorneys’ fees or punitive or exemplary damages from another party, and the Tribunal shall not award an injunction, attorneys’ fees or punitive or exemplary damages, except that the Tribunal may award an injunction or specific performance to resolve disputes relating to payment of the Settlement Fees in Article 4 of the Settlement and License Agreement and the dismissal provisions in Article 6 of the Settlement and License Agreement. The Tribunal shall be bound by the express terms of this Agreement, and may not amend or modify such terms in any manner. Any award rendered by the Tribunal shall be consistent with the terms of this Agreement, and such terms herein shall control the rights and obligations of the parties.

12.7 The parties agree that there is no right of appeal from the final decision of the Tribunal. Each party to this Agreement acknowledges that the final decision of the Tribunal shall be binding upon the parties, and, hereby knowingly and voluntarily waives any right to appeal the decision of the Tribunal to the federal or state courts. The decision of the Tribunal may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act.

12.8 The United States District Court for the jurisdiction in which the arbitration is held may enter judgment upon any award rendered under this Article 12 to ensure that the award is enforceable against the parties. The parties consent to the jurisdiction of that United States District Court for the enforcement of such arbitration awards and for the entry of judgment on any award. In the event that such Court lacks jurisdiction, then any court having jurisdiction of this matter may enforce this Article 12 and enter judgment upon any award rendered under this Article 12.

12.9 Each party will bear its own costs and attorneys’ fees under this Article 12 and the costs of the arbitrators and/or mediator shall be shared equally.

12.10 The parties agree that from the date one party notifies the other it wishes to commence an arbitration proceeding or mediation, until such time as the matter has been finally settled through mediation or by arbitration, the running of the time period referred to in Article 8 above as to which a party must cure a breach shall be suspended as to the subject matter of the dispute. The parties agree to enter into appropriate agreements to toll applicable statutes of limitations during the Mediation Period and Arbitration Period and not to use the period or pendancy of the mediation or arbitration to the disadvantage of the other party procedurally or otherwise.

12.11 The parties agree that notwithstanding anything else in this Agreement or other rules of CPR or otherwise, the outcome of any mediation or arbitration between the parties in connection with this Agreement is binding only between the parties to such mediation or arbitration for the purposes of resolving the particular ADR Resolvable Dispute, and shall not be used by any party to such mediation or arbitration (a) for any reason or purpose unrelated to this Agreement and (b) as any kind of precedent with respect to, or be applicable to, any matters involving any third parties. The parties further agree that (y) such outcome shall not be admissible as evidence in any matters involving any third parties and (z) no statements made by either party during the mediation or arbitration may be used by the other party or any third party during any subsequent mediation, arbitration or any other proceeding.

ARTICLE 13

MISCELLANEOUS

13.1 Confidentiality.

(a) Each party (“Receiving Party”) agrees that all confidential information (whether oral, written or digital) it obtains from the other party (“Disclosing Party”) in connection with this Agreement (whether before or after the Effective Date), including, without limitation, information relating to the Licensed Products or Subject ArthroCare Spine Products, processes, ideas, concepts, inventions (whether patentable or not), know-how, techniques and all other business, product, research, development, technical and financial information (and any and all other data and information) (“Confidential Information”) is the Confidential Information of the Disclosing Party; provided, however, that the disclosing party must mark any information it deems confidential as “Confidential” (or to similar effect) and that anything not so marked is not confidential and any confidential information first orally disclosed must be identified as confidential at the time of such oral disclosure and, thereafter, reduced to writing and marked “Confidential,” and such writing must be provided to the receiving party within 30 days after the oral disclosure. .The Receiving Party agrees to (i) keep the Disclosing Party’s Confidential Information confidential and not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations and exercise its rights under this Agreement, (iii) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as it uses for its own confidential information of a similar nature, and (iv) limit access to the Disclosing Party’s Confidential Information to its employees and contractors who have a need to know for the purposes of this Agreement, subject to such employees and contractors being bound to appropriate confidentiality obligations. Except as otherwise expressly provided hereunder, nothing in this Agreement is intended to grant a party any rights under any intellectual property rights of the other party or any rights in or to the other party’s Confidential Information.

(b) The Receiving Party shall not be obligated under Section 13.1(a) above with respect to any information the Receiving Party can document (i) was rightfully in the Receiving Party’s possession without an obligation of confidentiality prior to receipt thereof from the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to disclosure, (ii) is, through no act or failure to act on the Receiving Party’s part, publicly known as of the date of disclosure, (iii) becomes, through no act or failure to act on the Receiving Party’s part, publicly known after the date of disclosure, (iv) is rightfully provided to the Receiving Party without restriction on disclosure by a third party that has no obligation of confidentiality with respect to such information, (v) is independently developed by the Receiving Party without the use of or reference to any of the Disclosing Party’s Confidential Information as shown by the Receiving Party’s files and records, or (vi) is expressly approved by the Disclosing Party, in writing, for release. Notwithstanding the restrictions set forth in Section 13.1(a), the Receiving Party may use or disclose the Disclosing Party’s Confidential Information to the extent such use or disclosure is reasonably necessary to comply with (A) applicable governmental laws, rules or regulations (including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission or other government bodies) or (B) court or administrative subpoena or order; provided that, with respect to both (A) and (B), the Receiving Party provides reasonable advance written notice to the Disclosing Party of any such contemplated disclosure in order to provide the Disclosing Party the opportunity to intervene to preserve the confidentiality of any Confidential Information, and the Receiving Party uses its reasonable efforts to secure confidential treatment of the Disclosing Party’s Confidential Information prior to its disclosure (whether through protective orders or otherwise) and discloses only the minimum amount of information necessary to comply with such requirements.

(c) Except as required by law or regulation or in connection with a party’s financing or public offering, neither party shall disclose the terms of this Agreement to an unaffiliated third party, except for legal, financial, accounting or other similar professional advisors who agree (or otherwise have an obligation) to keep the terms of this Agreement confidential, without the prior written approval of the other party. In addition, except as required by law or regulation or agreed upon by both parties in writing, which approval shall not be unreasonably withheld, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto, the performance hereunder or the existence of an arrangement between the parties. This Section 13.1 does not apply to marketing or other promotional materials relating to Licensed Products or Non-Licensed OEM Products.

13.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the day of delivery if delivered personally or by a nationally recognized overnight delivery service with tracking capabilities, charges prepaid, or three (3) days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if sent by facsimile:

In the case of ArthroCare:

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, California 94085-3523

Attn: Michael A. Baker

Fax: (408) 732-2752

With a copy to:

John T. Raffle, Esq.

ArthroCare Corporation

111 Congress Avenue, Suite 510

Austin, Texas 78701-4043

Fax: (512) 391-3901

In the case of Smith & Nephew:

Smith & Nephew, Inc.

Endoscopy Division

150 Minuteman Road

Andover, Massachusetts 01810

Attn: President

With a copy to:

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

Attn: General Counsel

Such addresses may be changed by written notice given in accordance with this Section 13.2.

13.3 Assignment. Either party may assign this Agreement to an Affiliate of such party without the consent of the other party, provided that the assigning party gives prompt written notice of such assignment to the other party. In addition, either party may assign this Agreement or any rights or obligations under this Agreement to an acquirer of all or substantially all of the assets, voting stock, or business of the party (or the Affiliate to which this Agreement has been assigned) to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise), without the consent of the other party, provided that the assigning party gives prompt written notice of such assignment to the other party. In all other instances, neither party shall assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party. Upon the effective date of any assignment in accordance with this Section 13.3, the assignee shall be bound by all of the terms and conditions of this Agreement and the assigning party shall remain responsible for all terms and conditions of this Agreement. Any attempted assignment in violation of this Section 13.3 shall be void and without any effect.

13.4 Successors and Assigns. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and valid assigns.

13.5 Relationship of Parties. The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, parties engaging in a joint venture or employer and employee. Neither party (a) shall hold itself out to others in any manner inconsistent with the foregoing in this Section 13.5 or (b) has any right or authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of such other party.

13.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) and the Supply and Distribution Agreement constitute the entire understanding and agreement with respect to the subject matter hereof and supersedes all oral or written proposals, correspondence, notes, negotiations, conversations and discussions between the parties relating to the subject matter of this Agreement. Each party acknowledges that in deciding to enter into this Agreement and the Supply and Distribution Agreement and to consummate the transactions contemplated hereby and thereby, neither of them has relied upon any statements or representations, written or oral, other than those expressly set forth herein or therein.

13.7 Amendment and Waiver. This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only in a writing signed by a duly authorized representative of each party. A waiver by either party of any provision of this Agreement in any one instance shall not be deemed or construed to be a waiver of such provision for any similar instance in the future, or of any subsequent breach of such provision or of the provision itself. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.8 Headings. The inclusion of headings and captions in this Agreement is for convenience only and shall not affect the construction, or be used in the interpretation, of this Agreement.

13.9 Construction. The parties acknowledge and agree that this Agreement is the product of both parties and shall not be construed against either party.

13.10 Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other party to comply with the terms of this Agreement (including, without limitation, rights of termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity, subject to Article 12.

13.11 Governing Law. The validity and interpretation of this Agreement and the legal relationship between the parties shall be governed by and construed under the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

13.12 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.13 Execution of Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and execution by each party of any one of such counterparts will constitute due execution of this Agreement by such party. Each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is signed as indicated below by duly authorized representatives of ArthroCare and Smith & Nephew, respectively.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Michael A. Baker
President and CEO

ARTHROCARE CORPORATION CAYMAN ISLANDS

By:	/s/ Michael A. Baker

Name:	Michael A. Baker

Title:	President and CEO

SMITH & NEPHEW, INC.

By:	/s/ James A. Ralston
James A. Ralston
Executive Vice President and Chief Legal Officer

EXHIBIT A-L

ARTHROCARE LICENSED ARTHROSCOPY PATENTS

Title	Cntry	Application #	Filing Date	Patent #	Issue Date

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B-L

LICENSED ELECTROMECHANICAL PRODUCTS

Licensed Electromechanical Products

Smith & Nephew Catalog No.	Description

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C-L

SUBJECT ARTHROCARE SPINE PRODUCTS

Product Name	Catalogue Number

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D-L

SMITH & NEPHEW SUBJECT SPINE PATENTS

Title	Country	Application No	Patent No

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E-L

STIPULATED CONSENT JUDGMENT AND NOTICE OF DISMISSAL WITH PREJUDICE

(FOR DELAWARE LITIGATION)

(See attached)

EXHIBIT F-L

CONSENT ORDER OF DISMISSAL WITHOUT PREJUDICE

(FOR TENNESSEE LITIGATION)

(See attached)

EXHIBIT G-L

Smith & Nephew Products Listed in Injunction

1. The following models of the Saphyre products, without suction, were found to infringe claims 13 and 17 of the ‘882 patent and claims 1, 3, 4, 11, 23, 26, 27 and 32 of the ‘592 patent:

•	Saphyre 90-degree, 3 mm Bipolar Ablation Probe, Integrated Cable, REF 925001 / 7209686

•	Saphyre 60-degree, 3 mm Bipolar Ablation Probe, Integrated Cable, REF 925003 / 7209685

•	Saphyre 90-degree HP Ablator, REF 7209684

•	Pro-Saphyre 60-degree Small Joint, Oratec No. 925026

2. The following models of the Saphyre products, with suction, were found to infringe claims 13, 17 and 54 (as it depends from claim 1 only) of the ‘882 patent and claims 1, 3, 4, 11, 23, 26, 27 and 32 of the ‘592 patent:

•	Saphyre 90-degree, 3 mm Suction Bipolar Ablation Probe, Integrated Cable, REF 925011 / 7209683

•	Saphyre 60-degree, 3 mm Suction Bipolar Ablation Probe, Integrated Cable, REF 925013 / 7209682

•	Saphyre 90-degree HP Ablator with Suction, REF 7209681

•	Pro-Saphyre 60-degree Small Joint with Suction, Oratec No. 925016

•	Saphyre II 90-degree HP with Suction, REF 7210112

•	Saphyre II 90-degree with Suction, REF 7210111

•	Saphyre II 60-degree with Suction, REF 7210113

•	Saphyre II 40-degree curved with Suction, REF 7210185

3. The following models of the ElectroBlade products were found to infringe claims 1, 3, 4, 11, 23, 26, 27 and 32 of the ‘592 patent:

•	Dyonics Series 9000 ElectroBlade Resector 4.5 mm Full Radius Blade, REF 7205961

•	Dyonics Series 9000 ElectroBlade Resector 4.5 mm Elite, REF 7209700

•	Dyonics Series 9000 ElectroBlade Resector 5.5 mm Full Radius Vulcan Plug-in, REF 7205962

•	Dyonics Series 9000 ElectroBlade Resector 5.5 mm Elite Vulcan Plug-in, REF 7209982

•	Dyonics Series 9000 ElectroBlade Resector 4.5 mm Full Radius Blade Vulcan Plug-in, REF 7209855

•	Dyonics Series 9000 ElectroBlade Resector 4.5 mm Elite Vulcan Plug-in, REF 7209983

4. The following models of the Control RF products were found to infringe claims 17 and 54 (as it depends from claim 1 only) of the ‘882 patent and claims 1, 3, 4, 11, 21, 23, 26, 27, 32 and 42 of the ‘592 patent:

•	Dyonics Series 7000 RF Arthroscopic Probe, Type RS, REF 7205956

•	Dyonics Series 7000 RF Arthroscopic Probe, Type RSX, REF 7205957

•	Dyonics Series 7000 RF Arthroscopic Probe, Type RE, REF 7209034

•	Dyonics Series 7000 RF Arthroscopic Probe, Type REX, REF 7209035

•	Dyonics Series 7000 RF Arthroscopic Probe, Type AP, REF 7209036

•	Dyonics Series 7000 RF Arthroscopic Probe, Type APX, REF 7209037

•	Dyonics Series 7000 RF Arthroscopic Probe, Type MR, REF 7209038

•	Dyonics Series 7000 RF Arthroscopic Probe, Type MRX, REF 7209039

•	Dyonics Control RF Generator Adaptor, REF 7207908

EXHIBIT H-L

Released Products

Product	Catalog Number

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.